EXHIBIT 10.110


                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                             KIERLAND CROSSING, LLC



                                     NOTICE:
                                     -------

THE INTERESTS IN KIERLAND CROSSING, LLC, (THE "INTERESTS") ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT. THE INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER (i) ANY STATE SECURITIES LAWS (THE "STATE ACTS"), OR (ii) THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "FEDERAL ACT"). NONE OF THE INTERESTS MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE APPLICABLE STATE ACTS OR WHICH IS OTHERWISE IN COMPLIANCE WITH THE APPLICABLE STATE ACTS; (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY OTHER APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH SECURITIES LAWS OR WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH SECURITIES LAWS; AND (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE FEDERAL ACT OR WHICH IS OTHERWISE IN COMPLIANCE WITH THE FEDERAL ACT.

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                             KIERLAND CROSSING, LLC


THIS LIMITED LIABILITY COMPANY AGREEMENT(the "Agreement") of KIERLAND CROSSING, LLC, a Delaware limited liability company and any successor limited liability company (the "Company"), is entered into by and among the Persons executing this Agreement as Members (as hereinafter defined) as of the Effective Date and all other Persons hereafter admitted to the Company as Members pursuant to this Agreement.

                                    ARTICLE 1
                                   DEFINITIONS
                                   -----------

For purposes of this Agreement, in addition to terms defined elsewhere herein, the following terms shall have the following meanings:

1.1 "Act" means the Delaware Limited Liability Company Act, as it may be amended from time to time or any successor statute.

1.2 "Adjusted Capital Account Deficit" means, with respect to any Member, such Member's Adjusted Capital Account Deficit shall be the deficit balance, if any, in such Member's Capital Account as of the end of the relevant tax year or at any other time, after giving effect to the following adjustments:

      (a) Credit to such Capital Account any amount which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentence of Sections 1.704-2(g)(1)(ii) and 1.704-2(i)(5) of the Regulations; and

      (b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
            1.704-1(b)(2)(ii)(d)(6) of the Regulations.

      The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

1.3 "Affiliate" means, with respect to any Person, (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any other Person owning or controlling at least 50% of the outstanding voting securities of or other ownership interests in such Person, (iii) any officer, director or partner of such Person or (iv) if such Person is an officer, director or partner, any other company for which such Person acts in any such capacity.

1.4 "Annual Operating Budget" means the annual budget for the Company as Approved by the Members which shall be comprised of: (i) an estimate of all receipts from and expenditures for the ownership, management and development for each year (that are not detailed in the Development Budget) and (ii) an estimate of all capital expenditures with respect to the Property for any year (that are not detailed in the Development Budget).

1.5   "Applicable Rate" means a rate equal to twelve percent (12%) per annum.

1.6 "Approval of the Members" or "Approved by the Members" means approval in writing by all of the Members acting through their duly authorized representatives.

1.7 "Budget" means, as the context requires, the Development Budget or the Annual Operating Budget.

1.8   "Buy-Sell Offeree" is defined in Section 15.5(a) hereof.

1.9   "Buy-Sell Offer Notice" is defined in Section 15.5(a) hereof.

1.10  "Buy-Sell Offeror" is defined in Section 15.5(a) hereof.

1.11 "Business Day" means any day on which banks are generally open to conduct business in the State of Arizona.

1.12  "Buyer" is defined in Section 15.7(b) hereof.

1.13  "Capital Account" is defined in Section 8.3 hereof.

1.14 "Capital Contribution" means, with respect to each Member, the aggregate amount of cash and the fair market value (as approved by the Member and the Manager) of any property (net of any liabilities securing the property that the Company is considered to assume or take subject to under Section 752 of the Code) contributed by such Member to the Company.

1.15 "Cause" means the gross negligence, bad faith, fraud or willful misconduct of the Manager in carrying out its duties and obligations under this Agreement.

1.16 "Certificate" means the certificate of formation of the Company as filed with the Delaware Secretary of State on May 10, 2006 and as properly adopted and amended from time to time by the Members.

1.17  "Closing Date" is defined in Section 15.7(b) hereof.

1.18 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.19  "Common Interests" is defined in Section 8.2.

1.20 "Constant Dollars" means the present value of the dollars to which such phrase refers. An adjustment shall occur on January 1 of the eleventh calendar year following the Effective Date, and thereafter at ten (10) year intervals. Constant Dollars shall be determined by multiplying the dollar amount to be adjusted by a fraction, the numerator of which is the Current Index Number and the denominator of which is the Base Index


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

      Number. The "Base Index Number" shall be the level of the Index for the month during which the Effective Date of this Agreement occurs; the "Current Index Number" shall be the level of the Index for the month of September of the year preceding the adjustment year; the "Index" shall be the Consumer Price Index for All Urban Consumers ("CPI-U") for the West Region published by the Bureau of Labor Statistics of United States Department of Labor (base year 1982-84=100), or any successor index thereto as hereinafter provided. If publication of the Index is discontinued, or if the basis of calculating the Index is materially changed, then the Approving Parties shall substitute for the Index comparable statistics as computed by an agency of the United States Government or, if none, by a substantial and responsible periodical or publication of recognized authority most closely approximating the result which would have been achieved by the Index.

1.21 "Construction Management Agreement" means the Construction Management Agreement entered into between the Company and GPLP with respect to the development of the Property in the form attached hereto as Exhibit C and incorporated herein by this reference.

1.22 "Development Budget" means the budget for the development of the Property attached hereto as Exhibit B.

1.23 "Development Plan" means the site plan, time line and pro forma summary attached hereto as Exhibit G.

1.24 "Distributable Cash" means, for any period, Gross Receipts for such period less Operating Expenses for such period.

1.25  "Effective Date" means May 12, 2006.

1.26  "Federal Act" means the Securities Act of 1933, as amended.

1.27 "Glimcher" means Glimcher Kierland Crossing, LLC, a Delaware limited liability company.

1.28 "GPLP" means Glimcher Properties Limited Partnership, a Delaware limited partnership.

1.29 "Gross Receipts" means receipts (other than Capital Contributions and the proceeds of borrowings), calculated on a cash basis, from the conduct of the business of the Company from all sources.

1.30 "Ground Lease" means that certain Ground Lease by and between Sucia Scottsdale, LLC, as landlord, and the Company, as tenant, with respect to the Property.

1.31 "Initial Capital Contribution" means the initial Capital Contribution of each Member set forth opposite such Member's name in Section 8.1 hereof.

1.32  "Interest" is defined in Article 11 hereof.


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

1.33 "Joint Site Development Agreement" means that certain Joint Site Development Agreement by and between Sucia Scottsdale, LLC, as landlord, and the Company, as tenant, with respect to joint development of the Property and certain adjoining property.

1.34  "Major Decisions" shall have the meaning set forth in Section 7.5.

1.35 "Manager" means any Person(s) selected to manage the affairs of the Company pursuant to Sections 7.1 and 7.2 hereof.

1.36 "Management Agreement" means the Management Agreement entered into among the Company, GPLP (as "Property Manager") and Glimcher Development Corporation (as "Service Provider") with respect to management and leasing the Property in the form attached hereto as Exhibit D and incorporated herein by this reference.

1.37 "Members" means each Person identified in Article 5 hereof who has executed this Agreement and any additional Members admitted pursuant to
      Section 8.2 or Article 12 hereof.

1.38 "Net Profit and Net Loss" means, for each tax year or other period, an amount equal to the Company's taxable income or loss for such tax year or period, determined in accordance with Code Section 703(a) and Regulation
      Section 1.703-1 (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

      (a) Any income of the Company that is exempt from federal income tax as described in Section 705(a)(1)(B) of the Code and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this Section 1.37 shall be added to such taxable income or loss;

      (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this Section 1.37 shall be subtracted from such taxable income or loss;

      (c) Notwithstanding any other provision of this Section 1.37, any items which are specially allocated pursuant to Sections 9.4 and 9.6 hereof shall not be taken into account in computing Net Profit and Net Loss; and

      (d) The amounts of the items of Company income, gain, loss or deduction to be specially allocated pursuant to Sections 9.4 and 9.6 hereof shall be determined by applying rules analogous to those set forth in Sections 1.37(a) and (b) above.

1.39  "Offer" is defined in Section 15.4(a) hereof.

1.40  "Offer Date" is defined in Section 15.4(a) hereof.

1.41  "Offered Interest" is defined in Section 15.4(a) hereof.


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

1.42  "Offering Price" is defined in Section 15.4(a) hereof.

1.43  "Offering Terms" is defined in Section 15.4(a) hereof.

1.44  "Offer Notice" is defined in Section 15.4(a) hereof.

1.45  "Offeror" is defined in Section 15.4(a) hereof.

1.46 "Operating Expenses" means all cash expenditures of any kind made with respect to the operations of the Company, including, without limitation, debt service (principal and interest) payable on indebtedness of the Company (whether to a third party or to a Member), including without limitation all amounts payable under the Promissory Note, ad valorem taxes, insurance premiums, repair and maintenance expense, professional fees, wages, and utility costs, plus such sums as are deemed reasonably necessary by the Manager as a reserve to be retained for the conduct of the business of the Company and plus capital expenditures and investments in other assets, but excluding without duplication payments with respect to federal, state or local income, franchise or similar taxes of any Member and all kinds of taxes payable in lieu thereof.

1.47  "Permitted Transferees" is defined in Section 15.3 hereof.

1.48 "Person" means any individual person or any corporation, partnership (general or limited), limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, decedent's estate or other business entity or organization.

1.49  "Preferred Capital Return" shall have the meaning noted within Section
      8.2.

1.50  "Preferred Interest" shall have the meaning noted within Section 8.2.

1.51 "Preferred Interest Holders" shall be the Members who have made Contributions to the Company in exchange for Preferred Interests.

1.52  "Promissory Note" means any promissory note(s) executed by the Company.

1.53 "Property" means that real property described on Exhibit A attached hereto, which is incorporated by reference into this Agreement.

1.54 "Purchase Agreement" means a Purchase and Sale Agreement by and between Sucia Scottsdale, LLC and the Company pursuant to which Sucia Scottsdale, LLC will agree to sell, and the Company will agree to purchase, the retail units in the mixed use condominium development which Sucia Scottsdale, LLC intends to construct on certain adjoining property.

1.55 "Regulations" means the regulations of the Department of Treasury promulgated under the Code.

1.56 "Selling Member" means a Third Party Selling Member or any Member selling an Interest pursuant to Section 15.4.


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

1.57 "Substitute Member" means any Person admitted to the Company as a Member pursuant to Section 15.11.

1.58  "Tax Matters Partner" is defined in Section 17.2 hereof.

1.59  "Third Party Selling Member" is defined in Section 15.4(a) hereof.

1.60  "Withheld Taxes" is defined in Section 17.13 hereof.

                                    ARTICLE 2
                                    FORMATION
                                    ---------

2.1 Formation. On May 10, 2006, the Company was formed as a Delaware limited liability company by execution and delivery of the Certificate to the Delaware Secretary of State in accordance with the provisions of the Act. The rights and obligations of the Members shall be governed by this Agreement and by the Act. If there is a conflict between the provisions of this agreement and the Act, the provisions of the Act shall control (it being understood, however, that if the Act provides for a particular rule but allows the members of a limited liability company to provide to the contrary in their limited liability company Agreement, and if the parties hereto have so provided hereunder, then such provisions shall not be deemed to constitute a conflict for purposes of the foregoing).

2.2 Name. The name of the Company is "Kierland Crossing, LLC," and all business of the Company shall be conducted under such name or under any other name adopted by the Company (to the extent permitted by law).

2.3   Effective Date. This Agreement shall become effective on the Effective
      Date.

2.4 Term. The term of the Company shall commence on the date the Articles were filed with the Delaware Secretary of State and shall continue until dissolved in accordance with the provisions of the Act and this Agreement.

2.5 Registered Office and Agent. The Company's registered office in the State of Delaware shall be at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered agent at such address is Corporation Service Company.

2.6 Principal Office. The principal office of the Company shall be located at 150 East Gay Street, 24th floor, Columbus, Ohio 43215, or such other address as the Manager may determine upon notice to the Members. The principal place of business of the Company shall be such place within the United States as the Manager may determine. The Manager may change the location of the Company's principal office and may establish such additional offices of the Company as it may from time to time determine.


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

                                    ARTICLE 3
                             BUSINESS OF THE COMPANY
                             -----------------------

3.1 General Purposes of the Company and General Statement of Authority. The purposes of the Company are limited and include only the following: (i) acquiring, holding, owning and developing the Property; (ii) financing or refinancing the acquisition, ownership and development of the Property, including issuing any promissory note(s) or other evidences of indebtedness in connection therewith and securing the same by appropriate liens, pledges, mortgages or other security interests; and (iii) doing any and all other acts or things which may be incidental or necessary to carry on the business of the Company as herein contemplated.

                                    ARTICLE 4
                             ACCOUNTING AND RECORDS
                             ----------------------

4.1 Accounting Period. The Company's accounting period and tax year shall be the calendar year, unless another period is required by the Code or Regulations.

4.2   Records to be Maintained.

      (a) The Manager shall maintain at the office of the Company (a) full and accurate books of the Company (which at all times shall remain the property of the Company), in the name of the Company and separate and apart from the books of the Partnership, the Subsidiary and the Manager and its Affiliates, showing all receipts and expenditures, assets and liabilities, profits and losses, and (b) all other books, records and information required by the Act or necessary for recording the Company's business and affairs.

      (b) Each Member shall be afforded full and complete access to all records and books of account of the Company during reasonable business hours or such other times as required by legislative authority and, at such hours, shall have the right of inspection and copying of such records and books of account, at its expense. Each Member shall have the right to audit such records and books of account by an accountant of its choice at its expense. The Manager shall reasonably cooperate with any Member or their agents in connection with any review or audit of the Company or its records and books. The Manager shall retain all records and books relating to the Company for a period of five (5) years after the termination of the Company and shall thereafter destroy such records and books as the Manager shall determine, in its discretion.

4.3 Accounts. The Company shall maintain a record of Capital Accounts for each Member in accordance with Article 8 hereof.

4.4 Tax Returns. The Tax Matters Partner shall cause all Company tax information and returns that the Company may be required to file to be filed on a timely basis (taking into account any extensions with the appropriate governmental authorities) and at Company expense.

4.5 Tax Elections. Except as expressly provided otherwise herein, the Tax Matters Partner shall determine whether to make any and all tax elections for or on behalf of the Company, provided, however, the Company shall not elect to be classified as other than a "partnership" for Federal or State income tax purposes.


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

                                    ARTICLE 5
                         NAMES AND ADDRESSES OF MEMBERS
                         ------------------------------

The names and addresses of the Members of the Company are as follows:

              Glimcher Kierland Crossing, LLC
              c/o Glimcher Properties Limited Partnership
              150 East Gay Street
              24th Floor
              Columbus, Ohio  43215
              Attention:  General Counsel


              WC Kierland Crossing, LLC
              8320 E. Hartford Drive
              Suite 101
              Scottsdale, AZ  85255

                                    ARTICLE 6
                          RIGHTS AND DUTIES OF MEMBERS
                          ----------------------------

6.1 No Management Rights. Except as provided in Section 7.5, the business and affairs of the Company shall be managed exclusively by Manager, without the need for any consent or approval of the Members, and no Member shall have any right to participate in the day-to-day management of the Company.

6.2 No Liability of Members. Each Member's liability shall be eliminated or limited to the fullest extent permitted by the Act and other applicable law.

6.3 Indemnification of Members. The Company shall indemnify the Members for all costs (including attorneys' fees), losses, liabilities, and damages paid or accrued by any such Member in connection with the business of the Company to the fullest extent provided by applicable law; provided, however, a Member shall not be indemnified against liability for intentional misconduct, knowing violations of law or any transaction in which such Member received a personal benefit in violation or breach of any provision of this Agreement.

6.4 Limits of Company. Each of the Members understands that the other Members or their Affiliates may be interested, directly or indirectly, in various other businesses and undertakings not included in the business of the Company. Each Member also understands that the conduct of the business of the Company may involve business dealings with such other businesses or undertakings. The Members hereby agree that the creation of the Company and the assumption by each of the Members of their duties hereunder shall


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

      be without prejudice to their rights (or the rights of their Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, and each Member hereby waives any rights it might otherwise have to share or participate in such other interests or activities of the other Members or their Affiliates. The Members and their respective Affiliates may engage in or possess any interest in any other business venture of any nature or description independently or with others including, without limitation, the ownership, financing, leasing, operation, management or development of real property which may compete with the business of the Company, and neither the Company nor any other Member shall have any right by virtue of this Agreement in and to any such other venture or the income or profits derived therefrom.

6.5   Investment Representations.

      (a) Investment Intent. Each Member hereby represents and warrants to each other Member and to the Company that such Member has acquired its Interest in the Company for investment solely for its own account with the intention of holding such Interest for investment purposes only. Each Member hereby represents and warrants that it is familiar with the Property and the business of the Company and has had access to all material information concerning its investment in the Company.

      (b) Unregistered Interests. Each Member hereby acknowledges that no Interest of such Member have been registered under the Federal Act, the Act or under any other state securities laws. Each Member further acknowledges and agrees that its representations and warranties contained in this Section 6.5 are being relied upon by the Company and by the other Members as the basis for the exemption of the Members' Interests from the registration requirements of the Federal Act, the Act and under all other state securities laws. Each Member further acknowledges and agrees that the Company will not and has no obligation to recognize any sale, transfer, or assignment of all or any part of any Interest of a Member to any person or entity unless and until the provisions of Articles 12 and 15 hereof have been fully satisfied.

      (c) Nature of Investment. Each Member hereby acknowledges and agrees that a legend reflecting the restrictions imposed upon the transfer of its Interest under this Agreement, under the Federal Act, the Act and under state securities laws shall be and has been placed on the first page of this Agreement.

      (d) Indemnification of the Company and Other Members. Each Member shall and hereby agrees to indemnify, defend and hold harmless the Company and the other Member from any liability, loss, cost, damage and expense (including, without limitation, the costs of litigation and attorneys' fees) arising out of, resulting from, or in any way related to the breach of any representation or warranty of such Member set forth in this Section 6.5.


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

                                    ARTICLE 7
                          RIGHTS AND DUTIES OF MANAGER
                          ----------------------------

7.1 Management by Manager. Prior to July 15, 2006, all decisions concerning the business affairs of the Company shall be made jointly by Glimcher and WC Kierland Crossing, LLC ("WC") with each party acting as a Manager and having one vote. From and after July 15, 2006, the Company shall have one
      (1) Manager that makes all decisions concerning the business affairs of the Company, and the Members hereby elect Glimcher as initial Manager of the Company.

7.2 Removal/Resignation of Manager. Manager shall serve until it resigns or is removed pursuant to this Section 7.2. A Manager may resign at any time without the approval of the other Member, and a successor Manager may be appointed with the Approval of the Members. WC has the right to remove the Manager and appoint WC as the new Manager under certain circumstances, described herein. WC shall notify Manager in writing of any such alleged cause for removal. If Manager shall fail to cure any such cause for removal that can be cured by the payment of money within twenty (20) days after receipt of notice, or fails to cure any non-monetary cause for removal within thirty (30) days after receipt of such notice (provided, however that Manager shall not be deemed to be in default if it commences a cure for such non-monetary cause for removal within said thirty (30) day period and diligently prosecutes the cure thereof to completion), then WC may exercise its right to remove Manager. Thereafter, a newly-designated Manager appointed by WC in accordance with this Section 7.2 will have all authority of the Manager as set forth in this Agreement. If the Manager is a Member, the removal of the Manager will not affect its continuing rights as a Member, nor will it constitute a withdrawal from the Company. WC may remove the Manager upon any of the following events:

      (a) fraud or intentional misrepresentation by Manager with respect to the Members;

      (b) the willful misconduct by Manager in the performance of its duties under this Agreement;

      (c) the breach by Manager of any representation, warranty, covenant or indemnification provision in this Agreement;

      (d) the intentional misapplication or conversion by Manager of any funds or property of the Company or a Member;

      (e) filing by Manager of a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

      (f) filing, or joining in the filing, by an Affiliate, officer, director, or representative which controls, directly or indirectly, of Manager, of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

      (g) filing by Manager of an answer consenting to or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person;


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

      (h) an assignment by Manager for the benefit of creditors, or the admission by Manager, in writing or in any legal proceeding, of its insolvency or inability to pay its debts as they become due; or

      (i) subject to the provisions of Section 8.2 of this Agreement to the extent necessary to fund and complete construction of the Property in accordance with the Development Plan, a transfer, pledge, or sale of any of the Manager's interest in the Company prior to Substantial Completion of the development of the Project. Glimcher shall provide written notice to WC of Substantial Completion. "Substantial Completion" shall mean the Leasing of 424,034 square feet of floor area of the improvements on the Property. "Leasing" for purposes of this subsection shall mean that the Company has (x) entered into a lease with a subtenant, (y) received a certificate of occupancy for the space to be occupied by the applicable subtenant, and (z) the subtenant has commenced paying rent to the Company.

      (j) acting upon any matter that constitutes a Major Decision without obtaining the unanimous consent of all Members.

7.3   Powers of the Manager. Except for the "Major Decisions" as set forth in
      Section 7.5, the right of WC to remove and replace the Property Manager or Service Provider under the Management Agreement, and subject to Section 7.2, the Manager shall have full, complete and exclusive discretion to take any and all action that the Company is authorized to take, shall have the sole power to bind the Company, and to make all decisions with respect thereto. The Manager has the right, authority, power and discretion to control, direct, manage and administer the business and affairs of the Company and to do all things necessary to carry on the business and affairs of the Company. No person dealing with the Company shall have any obligation to inquire into the power or authority of the Manager, when the Manager is acting within the scope of Manager's authority and discretion granted hereunder. The decisions of the Company which shall be made by the Manager include, but shall not be limited to, the following:

      (a) the right, authority, power and discretion to agree to and consummate on behalf of the Company the financing, development, leasing and other marketing of the Property and the administration of the Development Budget and the Annual Operating Budget;

      (b) the right, authority, power and discretion to execute, on behalf of the Company, the Ground Lease, to cause the Company to perform its obligations thereunder and to enforce, on behalf of the Company, the obligations of the other party thereto;

      (c) the right, authority, power and discretion to execute, on behalf of the Company, the Purchase Agreement, to cause the Company to perform its obligations thereunder and to enforce, on behalf of the Company, the obligations of the other party thereto;

      (d) the right, authority, power and discretion to execute on behalf of the Company, the Joint Site Development Agreement, to cause the Company to perform its obligations thereunder and to enforce, on behalf of the Company, the obligations of the other party thereto;

      (e) the right, authority, power and discretion to execute on behalf of the Company, the Construction Management Agreement, to cause the Company to perform its obligations thereunder and to enforce, on behalf of the Company, the obligations of the other party thereto, except for those duties reserved to WC under Section 7.6;

      (f) the right, authority, power and discretion to execute on behalf of the Company, the Management Agreement, to cause the Company to perform its obligations thereunder, and to enforce, on behalf of the Company, the obligations of the other party thereto, except for those duties reserved to WC under Section 7.6;

      (g) except as provided in Section 7.5, the right, authority, power and discretion to approve and execute any contract between the Company and a Member or any Affiliate of a Member, and the right, authority, power and discretion to approve and execute any amendment or modification to, or waiver of a provision of, any such contract;

      (h) the right, authority, power and discretion to manage the day-to-day affairs in the ordinary course of business of the Company;

      (i) the right, authority, power and discretion to enter into and administer contracts on behalf of the Company;

      (j) the right, authority, power and discretion to determine the Distributable Cash available for, and the timing of, distributions; and

      (k) the right, authority, power and discretion to organize and transfer Company Property to one or more wholly-owned subsidiaries in connection with any financings of the Property.

Anything in this Agreement to the contrary notwithstanding, the Manager shall have no authority to perform any act in respect of the Company in violation of any applicable laws or regulations.

7.4 Manager's Duties; Standard of Care. The Manager's duty of care in the discharge of its duties to the Company and the other Members is limited to refraining from acts or omissions of gross negligence or reckless conduct, intentional misconduct, or a knowing violation of the law. In the discharge of its duties, the Manager shall be fully protected in relying in good faith upon the records required to be maintained hereunder, or pursuant to the Act, and upon such information, opinions, reports, or statements, by any of the Members, agents, or by any other person as to matters the Manager reasonably believes are within such person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

7.5 Unanimous Consent. All Major Decisions, as defined below, shall require the unanimous written consent of all the Members. The term "Major Decisions" as used in this Agreement means any decision with respect to the matters set forth immediately below relating to the Company. The Major Decisions requiring the unanimous consent of the Members are:

      (a) approval of the sale, restructuring, or disposition of all or substantially all of the property of the Company (the "Company Property");

      (b) approval of the merger or consolidation of the Company with any other entity, or the liquidation or dissolution of the Company;

      (c) approval of the terms and conditions of any borrowings by the Company or any refinancing or restructuring of those borrowings, including, without limitation, borrowing money from an Affiliate, provided that the Approval of the Members shall not be required if the borrowing or refinancing meets the following criteria:

            (i) the borrowing or refinancing is nonrecourse to the Company, subject to customary exceptions to exculpation;

            (ii) the borrowing or refinancing conforms to the parameters and assumptions of the Development Plan or Operating Budget, as applicable; and

            (iii) all other terms and conditions of the borrowing or refinancing are at market rates and on market terms and conditions.

      (d) approval of the transfer, sale or other disposition of Company Property in exchange for interest in an Entity;

      (e) commencing, settling, compromising or taking any other material action with respect to any litigation or legal proceeding of any type by, against or involving the Company, other than in connection with the Ground Lease, Joint Site Development Agreement or Purchase Agreement. An action resulting in a liability or payment on behalf of the Company in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in Constant Dollars shall be considered material;

      (f) filing any petition in bankruptcy or reorganization or instituting any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Company, consenting to the institution of involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Company, the admission in writing by the Company of its inability to pay its debts generally as they become due or the making by the Company of a general assignment for the benefit of its creditors;

      (g)   approval of the Annual Operating Budget;

      (h)   any material change in the Development Budget;

      (i)   any material change to the Development Plan;

      (j) any expenditure or change of plan that would cause the amount expended with respect to any category set forth in the Development Budget to exceed the budgeted amount by at least (i) ten percent (10%) or (ii) Two Hundred Fifty Thousand Dollars ($250,000.00), whichever is less;

      (l) except as provided in the Construction Management Agreement and the Management Agreement or as outlined and approved in the Development Budget or the Annual Operating Budget, approval of sales commissions, leasing commissions or marketing expenses relating to the Property, with Affiliates of the Members;

      (m) admission of an additional Member pursuant to Section 12.1 herein, subject, however, to Section 8.2;

      (n) amendment to this Agreement, except as otherwise provided in this Agreement;

      (o) approval of the form of security deposit required under Section 3.13 of the Ground Lease; and

      (p)   approval of the Company's renewal of the Property Management
            Agreement.

7.6 WC Right to Remove/Appoint Property Manager, Service Provider, or Construction Manager.

      (a) In the event of the occurrence of an event which would allow the Company to remove the Property Manager or Service Provider under the Management Agreement, WC shall have the sole and absolute right to remove and replace the Property Manager or Service Provider on behalf of the Company; provided, however, that any such successor Property Manager and Service Provider must be a "Qualified Manager," defined for purposes of this Agreement as follows: (i) any approved entity listed on Exhibit E attached hereto, as long as at the time such approved entity may replace the Property Manager and Service Provider, there has been no material adverse change in the business or condition, financial or otherwise, of such approved entity, or
            (ii) a reputable and experienced management organization possessing experience in managing properties similar in size, scope, use and value as the Property.

      (b) In the event of the occurrence of an event which would allow the Company to remove Glimcher Development Corporation (the "Construction Manager") as the Construction Manager under the Construction Management Agreement, WC shall have the sole and absolute right to remove and replace the Construction Manager on behalf of the Company; provided, however, that any such successor Construction Manager must be a reputable and experienced development and construction management organization possessing experience in managing the construction and development of properties similar in size, scope, use and value as the Property.

7.7 No Liability of the Manager. Managers' liability shall be eliminated or limited to the fullest extent permitted by the Act and other applicable law.

7.8 Indemnification of the Manager. The Company shall indemnify Manager for all costs (including attorneys' fees), losses, liabilities, and damages paid or accrued by the Manager in connection with the business of the Company to the fullest extent provided by applicable law; provided, however, Manager shall not be indemnified against liability for intentional misconduct, knowing violations of law, or any transaction in which Manager received a personal benefit in violation or breach of any provision of this Agreement.

7.9 Defaults Under Agreements. Notwithstanding anything to the contrary herein, any decision by the Company to terminate or exercise any remedy under any contract between the Company and a Member or an Affiliate of a Member arising as a result of a breach of the contract by such Member or its Affiliate shall be made exclusively by the other Member on behalf of the Company, but the foregoing will not reduce the obligation of Manager to enforce all Agreements to which the Company is a party. If a contract with an Affiliate is terminated under this Section 7.9, any substitute contract shall be Approved by the Members.

                                    ARTICLE 8
                       CONTRIBUTIONS AND CAPITAL ACCOUNTS
                       ----------------------------------

8.1 Initial Capital Contributions. On the Effective Date, the Members shall contribute One Thousand Dollars ($1,000) each as an Initial Capital Contribution in exchange for the respective Interests set forth in Article 11 hereof. On or before July 15, 2006, the Members shall make the following additional Initial Capital Contributions to the Company:

             Members                     Initial Capital Contribution
             -------                     ----------------------------

             Glimcher                            $10,999,000
             WC                                  $10,999,000

8.2 Preferred Capital. If the Company has insufficient funds to (i) provide for construction cost overruns, (ii) pay any amounts owed to any Company lender as they become due, (iii) to obtain a term, permanent or refinance loan, or (iv) meet any of its other obligations as they become due and to carry out its routine day-to-day affairs, then the Manager may, from time to time, authorize the issuance of Interests in the Company, which Interests may have economic rights that are pari passu with those of the initial Members ("Common Interests") or may have preferred economic rights ("Preferred Interests"). The Preferred Interests may be issued in various series, or otherwise. Any Preferred Interests issued under this Section will have a preferred return as determined solely by the Manager ("Preferred Capital Return"). The Preferred Interests shall have a liquidation preference as to all other capital and shall have such designations, preferences, conversions and other special rights and qualifications, limitations, or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issuance thereof, all as determined by the Manager of the Company. The holders of such additional common Interests or Preferred Interests shall be admitted to the Company as Members and shall have such voting and approval rights as the Manager reasonably determines are prudent or necessary under the circumstances. The Manager may solicit additional cash contributions in consideration of Common Interests or Preferred Interests, as the Manager may determine in its sole discretion, from the following in the order enumerated below, and within such time periods as the Manager reasonably determines are prudent or necessary under the circumstances:

      (a) The existing Members, including the Manager and any Affiliates of Manager;

      (b)   Any member of the existing Members or Manager;

      (c)   Affiliates of the existing Members, including the Manager; and

      (d)   Third parties.

      The Manager shall have the right, authority, power and discretion to execute on behalf of all members an amendment or amendments to this Agreement to the extent appropriate to reflect the terms and conditions of any Preferred Interests or additional Common Interests issued.

8.3   Capital Account

      (a) Separate "Capital Accounts" will be maintained for each Member in the manner required by Section 1.704-1(b)(2)(iv) of the Regulations. To the extent consistent therewith, each Member's Capital Account shall be equal to the sum of the following:

            (i) The amount of any cash and the fair market value of any property (as Approved by the Members) that the Member contributes to the Company (net of liabilities securing the property that the Company is considered to assume or take subject to under Section 752 of the Code); plus

            (ii) The aggregate Net Profit and items in the nature of income or gain allocated to the Member under Article 9 of this Agreement or other positive adjustment required by the Regulations; minus

            (iii) The amount of any cash and the fair market value of any property (as Approved by the Members) distributed to the Member (net of liabilities securing the property that the Member is considered to assume or take subject to under
                  Section 752 of the Code), as of the date of distribution; and minus

            (iv) The aggregate Net Loss and items in the nature of deduction or losses allocated to the Member under Article 9 of this Agreement or other negative adjustment required by the Regulations.

      (b) The Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property (as Approved by the Members) in the manner required by Section 1.704-1(b)(2)(iv)(f) of the Regulations when Interests in the Company are acquired from, relinquished to or issued by the Company, or when the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations.

      (c) If, pursuant to Sections 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f) of the Regulations, Company property is reflected on the books of the Company at a book value (as determined for purposes of maintaining Capital Accounts) that differs from the adjusted tax basis of such property, the Members' Capital Accounts shall be adjusted in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations for allocations of depreciation, and of gain or loss as computed for book purposes, with respect to such property.

      (d) In accordance with Section 1.704-1(b)(2)(iv)(d) of the Regulations, if the Company distributes property in kind to Members, the Capital Accounts will be adjusted first to reflect the manner in which any unrealized gain or loss inherent in the property would have been allocated among the Members as if the property had been sold instead for fair market value (as Approved by the Members) to the extent not already reflected.

      (e) Upon the sale, transfer, assignment or other disposition of an Interest after the Effective Date, the Capital Account of the transferor Member that is attributable to such transferred Interest will be carried over to the transferee Member.

      (f) The Capital Accounts shall be adjusted as required by Section 1.704-1(b)(2)(iv)(m) of the Regulations upon an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b).

      (g) The foregoing provisions of this Section 8.3 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations.

8.4 Letter of Credit. GPLP is posting a letter of credit in the amount of Twenty Million Dollars ($20,000,000) on behalf of the Company as required under Section 3.14 of the Ground Lease (the "LOC").

      (a) Any fees payable to the issuer of the LOC shall be deemed an operating expense of the Company and shall be paid by the Company on or prior to the due date thereof.

      (b) If the LOC is drawn upon for any reason, GPLP shall notify the Members as to the amount of costs incurred by GPLP in connection therewith, including, without limitation, its obligation to reimburse the issuer of the LOC and Glimcher shall be deemed to have made a Capital Contribution of all of such amount to the Company. Within sixty (60) days after Glimcher has been deemed to have made such Capital Contribution, WC may elect, in its sole discretion, to contribute up to one-half (1/2) of the amount of Glimcher's Capital Contribution under this Section 8.4(a) as a Capital Contribution to the Company. Should WC make such Capital Contribution, the Company shall distribute the amount of the WC Capital Contribution under this Section 8.4(a) to Glimcher. The Capital Accounts of Glimcher and WC shall be adjusted to reflect any Capital Contributions or distributions made pursuant to this Section and in addition, the Interests between Glimcher and WC pursuant to Article 11 shall be adjusted prorata in accordance with the adjustments of the Capital Accounts of Glimcher and WC hereunder.

      (c) If Glimcher is removed as Manager or Glimcher's Interest in the Company is acquired by WC or another Member pursuant to Article 15 at any time when the LOC remains outstanding, the Company shall cause the LOC to be returned to GPLP and shall cause GPLP to be released from any and all obligations under the Ground Lease, including any completion guaranties or obligations to provide the LOC, concurrently with such removal or acquisition. Should Glimcher be removed as Manager as a result of any acts of Glimcher in violation of Section 7.2(a), (b) or (d), the Company shall have no obligation to cause GPLP to be released from any obligations under the Ground Lease, including any completion guaranties, or obligations to provide the LOC.

8.5 Failure of WC Affiliate to Provide Retail Space. Glimcher and WC each acknowledge that the Property is adjacent to other real property owned by an Affiliate of WC (the "Adjacent Property"), and that pursuant to a purchase and sale agreement between the Company and WC's Affiliate (the "PSA"), the WC Affiliate will construct certain retail condominiums on the Adjacent Property to sell to the Company.

      (a) If, within twelve (12) months of Substantial Completion, the WC Affiliate fails to construct and sell to the Company a minimum of 70,000 gross square feet of retail condominiums, as required under the PSA, the Manager shall, commencing on the sixteenth (16th) month after Substantial Completion and prior to distributing any Distributable Cash to WC, deliver to Glimcher the annual sum (the "Penalty Payment") of One Million Seven Hundred Twenty-Eight Thousand Seven Hundred Twenty Dollars ($1,728,720) out of the Distributable Cash otherwise payable to WC pursuant to Section 10.1; provided, however, that if the WC Affiliate constructs and sells to the Company less than 70,000 gross square feet of retail condominiums, the Penalty Payment shall be equal to the product of
            (i) $28.40 multiplied by (ii) the difference between 70,000 and the number of gross square feet of retail condominiums actually constructed; and provided, further, that in no event shall the Penalty Payment exceed One Million Seven Hundred Twenty-Eight Thousand Seven Hundred Twenty Dollars ($1,728,720). The Penalty Payment shall increase annually by the same percentage by which Base

            Rent under Article 3 of the Ground Lease increases for the corresponding year. In any year that disbursements otherwise payable to WC pursuant to Section 10.1 are less than the full amount of the Penalty Payment, the Manager shall reduce WC's Capital Account and increase Glimcher's Capital Account by the difference between the amount of the Penalty Payment and the amount of Distributable Cash otherwise payable to WC pursuant to Section 10.1. In addition, the Interests between Glimcher and WC pursuant to Article 11 shall be adjusted prorata in accordance with the adjustments of the Capital Accounts of Glimcher and WC hereunder. Notwithstanding anything in this subsection to the contrary, in the event the WC Affiliate constructs less than 70,000 gross square feet of retail condominiums and such retail condominiums otherwise conform to the terms and conditions of the PSA, the Penalty Payment shall be equal to the product of (i) $28.40 multiplied by (ii) the difference between 70,000 and the number of gross square feet of retail condominiums actually constructed.

      (b) If, twelve months after Substantial Completion, the Company elects to sell its leasehold interest in the Property, and at such time the WC Affiliate has not delivered the retail condominiums, as required under the PSA (unless the WC Affiliate is excused from the obligation to deliver such retail condominiums as a result of the Company's failure to provide adequate parking as provided in the Purchase and Sale Agreement attached hereto as Exhibit F), then prior to making any distributions of Distributable Cash to the Members from any sales proceeds pursuant to Section 10.1, Glimcher shall be entitled to receive an Internal Rate of Return equal to fourteen percent (14%) on its total Capital Account (as it changes from time to time). "Internal Rate of Return" for purposes of this Agreement shall mean with respect to Glimcher, as of any date, the interest rate, compounded annually, that causes (i) the sum of the discounted values of the distributions received by Glimcher as of such date (determined by using that interest rate, compounded annually, from the dates on which such distributions were received by Glimcher to the date of the first Initial Contribution by Glimcher pursuant to Section 8.1 and subsequent Capital Contributions pursuant to Section 8.4) to equal (ii) the sum of the discounted values of the Contributions made by Glimcher as of such date (determined by using that interest rate, compounded annually, from the dates on which such Contributions were made by Glimcher to the date of each Capital Contribution by Glimcher pursuant to
            Section 8.1 and 8.4 hereof).

      (c) If at any time, the WC's Capital Account is reduced to zero pursuant to Section 8.5(a) as a result of its continuing failure to deliver the retail condominiums to Glimcher, WC's membership interest shall be terminated, and WC shall no longer be considered a Member of the Company nor have any further rights under this Agreement.

      (d) At any time after the Manager has determined that the Penalty Payment is due to Glimcher, WC may elect, in its sole discretion, to deliver the full amount of the Penalty Payment to Glimcher, in which event WC shall continue to receive the full amount of any Distributable Cash to which it is entitled under this Agreement, and WC's Capital Account shall not be reduced.

      (e) If after receipt of any payment required under this Section 8.5, Glimcher is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference or for any other reason, then to the extent of that payment, the payment obligations of WC under this Section 8.5, shall be revived and, if not otherwise prohibited by the application of any automatic stay afforded under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, Manager shall reduce WC's Capital Account and increase Glimcher's Capital Account by the amount of such revived payment obligation. In addition, the Interests between Glimcher and WC pursuant to Article 11 shall be adjusted prorata in accordance with the adjustments of the Capital Accounts of Glimcher and WC hereunder.

                                    ARTICLE 9
                                   ALLOCATIONS
                                   -----------

9.1 Net Profit. After giving effect to the special allocations set forth in Sections 9.4 and 9.6 hereof:

      (a) Net Profit for any fiscal year shall be allocated between the Members in the following order and priority:

            (1) First, to the Members in an amount equal to the excess, if any, of

                  (A) The cumulative Net Loss allocated pursuant to Section 9.2(a) hereof for all prior fiscal years, less

                  (B)   The cumulative Net Profit allocated pursuant to this
                        Section 9.1(a) for all prior fiscal years, in proportion to each Member's share of such excess Net Loss in reverse chronological order; and

            (2) Second, to the Preferred Interest Holders to the extent of their Preferred Return;

            (3) Third, to Glimcher, according to any distributions made pursuant to Sections 10.1(c); and

            (4) The balance, if any, to the Members in proportion to their respective Interests;

9.2 Net Loss. After giving effect to the special allocations set forth in Sections 9.4 and 9.5, and subject to the limitations in Section 9.3 below:

      (a) Net Loss for any fiscal year shall be allocated between the Members in the following order and priority:

            (1) First, to the Members in an amount equal to the excess, if any, of

                  (a) The cumulative Net Profit allocated pursuant to Section 9.1(a) for all prior fiscal years, over

                  (b) The cumulative Net Loss allocated pursuant to Sections 9.2(a) for all prior fiscal years in proportion to each Member's share of such excess Net Profit in reverse chronological order; and

            (2) Second, to all Members who have positive Capital Account balances, according to such Member's Interest until each such Member's positive Capital Account has been reduced to zero;

            (3) Third, to all Preferred Interest Holders who have positive Capital Account balances, until each such Preferred Interest Holders positive Capital Account has been reduced to zero; and

            (4) The balance, if any, to the Members in proportion to their respective Interests.

9.3 Limitation on Net Loss Allocations. Notwithstanding any provision of this Agreement to the contrary, except as otherwise specifically provided in this Section 9.3, in no event shall Net Loss be allocated to a Member if such allocation would result in such Member having an Adjusted Capital Account Deficit at the end of any tax year. All Net Loss in excess of the limitation set forth in this Section 9.3 shall be allocated to any remaining Member without an Adjusted Capital Account Deficit, and if all Members have an Adjusted Capital Account Deficit, to the Members pro rata in proportion to Interests. Net Income shall first be allocated to any Member who were allocated a Net Loss under this Section 9.3 in reverse chronological order.

9.4 Special Allocations. The following special allocations shall be made in the following order and priority:

      (a) Minimum Gain Chargeback. To the extent required by Section 1.704-2(f) of the Regulations, if there is a net decrease in "partnership minimum gain" (within the meaning of Section 1.704-2(b)(2) of the Regulations) in a tax year, then each Member will be allocated items of income and gain for that tax year, before any other allocation of Net Profit or Net Loss, equal to that Member's share of the net decrease in "partnership minimum gain."

      (b) Member Minimum Gain Chargeback. If a Member suffers a net decrease in "partner nonrecourse debt minimum gain" (within the meaning of Section 1.704-2(i)(4) of the Regulations) in any tax year, then that Member will be allocated items of income and gain to the extent required by Section 1.704-2(i)(4) of the Regulations.

      (c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or
            1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this clause (c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 9 have been tentatively made as if this clause (c) were not in this Section 9.4. This provision is intended to constitute a "qualified income offset" within the meaning of Section 1.704-2(b)(ii)(d) of the Regulations.

9.5   Tax Allocations.

      (a) Except as provided in Section 9.5(b) herein, for income tax purposes, Company income, gain, loss, deduction or credit (or any item thereof) for each tax year shall be allocated to and among the Members in order to reflect the allocations made pursuant to the provisions of this Article 9 for such tax year (other than allocations of items which are not deductible or are excluded from taxable income).

      (b) Notwithstanding any other provision of this Agreement to the contrary, any gain or loss and any depreciation or other cost recovery deductions recognized by the Company for income tax purposes in any tax year with respect to all or any part of the Company's property that is required or permitted to be allocated among the Members in accordance with Section 704(c) of the Code and any Regulations promulgated thereunder so as to take into account the variation, if any, between the adjusted tax basis of such property and its book value as used for purposes of maintaining Capital Accounts shall be allocated to the Members for income tax purposes in the manner so required or permitted.

9.6   Other Allocation Rules.

      (a) If an amount paid or deemed paid by the Company to a Member (or an Affiliate thereof) as interest, a guaranteed payment, or a payment for property or services, is treated for federal income tax purposes as a distribution to a Member in its capacity as a partner for tax purposes and is neither a guaranteed payment under Section 707(c) of the Code nor a payment under Section 707(a) of the Code to a partner not acting in its capacity as a partner, such Member shall be allocated as soon as possible an amount of Company's gross income or gain equal to the amount of such payment.

      (b) The Members are aware of the income tax consequences of the allocations made by this Article 9 and hereby agree to be bound by the provisions of this Article 9 in reporting their shares of Company income and loss for income tax purposes.

                                   ARTICLE 10
                            DISTRIBUTIONS TO MEMBERS
                            ------------------------

10.1 Distributable Cash. The Manager shall distribute Distributable Cash to the Members as and when determined appropriate by the Manager, but not less often than annually, in the following order of priority:

      (a) First, to the Preferred Interest Holders, until each has received the Preferred Capital Return as provided in Section 8.2.

      (b) Second, to all Preferred Interest Holders, pro-rata in accordance with their Preferred Interests, until each has received, an amount equal to the then existing balance of their Preferred Capital Account.

      (c) Third, if applicable, to Glimcher until Glimcher has received a distribution equal to an Internal Rate of Return of fourteen percent (14%) on its Capital Account pursuant to Section 8.5(b).

      (d) Finally, to the holders of Common Interests pro rata in accordance with their then respective Common Interests.

10.2  No Interest On and Return of Capital Contributions. Except as provided in
      Section 8.5(b) and 10.1(c), no Member shall be entitled to interest on such Member's Capital Contributions or to a return of such Member's Capital Contributions unless specifically provided for herein.

10.3 Excess Distributions. If any Member receives a cash distribution from the Company in excess of the amount it should have received pursuant to this
      Article 10, such Member shall promptly repay the amount of such excess to the Company so that it may be re-distributed to the Member(s) who received an under-distribution of cash in connection therewith.

                                   ARTICLE 11
                                    INTERESTS
                                    ---------

Subject to adjustment pursuant to Articles 8 and 12 hereof, the Members' respective percentage ownership interests in the Company (each an "Interest" and collectively the "Interests") are as follows:

              Member                            Interest
              ------                            --------

              Glimcher                          50%

              WC                                50%

                                   ARTICLE 12
                         ADMISSION OF ADDITIONAL MEMBERS
                         -------------------------------

Except as provided in Section 8.2, additional Members may be admitted to the Company only with the Approval of the Members. Any newly admitted Member must agree to abide by this Agreement and execute a counterpart hereof. Except as provided in Section 8.2, the Capital Contribution, if any, required of any such additional Member, as well as such additional Member's Capital Account, shall be Approved by the Members. Notwithstanding any provision of this Agreement to the contrary, the Manager shall, without the need for the approval of any Member, amend this Agreement, including, without limitation, Articles 5 and 11, to reflect the information of any new Member admitted in accordance with this
Article 12.

                                   ARTICLE 13
                             CESSATION OF MEMBERSHIP
                             -----------------------

13.1 Cessation of Membership. A Member shall cease to be a Member as of the date of the occurrence of any of the following events:

      (a) A Member's entire Interest in the Company is purchased by the Company, other Members, or otherwise transferred pursuant to Article 15 herein;

      (b) A Member makes an assignment for the benefit of creditors; files a voluntary petition in bankruptcy; is adjudicated as bankrupt or insolvent or has entered against it an order for relief in any bankruptcy or insolvency proceeding; files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature; or seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all of any substantial part of the Member's properties;

      (c) If within one hundred twenty (120) days after the commencement of any proceeding against a Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment without the Member's consent or acquiescence of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any stay, the appointment is not vacated; and

      (d) In the case of a Member that is an entity, the dissolution of such Member.

13.2 No Cessation. Notwithstanding the Act, a Member who is an individual does not cease to be a Member solely upon the occurrence of (a) the death of such Member or (b) the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage his or her person or property.

13.3 Cessation with Respect to Member. Notwithstanding any provision to the contrary in the Act, an event of cessation with respect to any Member shall not result in the dissolution of the Company.

                                   ARTICLE 14
                           DISSOLUTION AND WINDING UP
                           --------------------------

14.1 Dissolution. Notwithstanding any provision of the Act to the contrary, the Company shall be dissolved upon the occurrence of any of the following events:

      (a)   An election to dissolve the Company is Approved by the Members; or

      (b)   Entry of a decree of judicial dissolution under the Act.

14.2 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by Sections 803 and 804 of the Act.

14.3  Winding Up, Liquidation and Distribution of Assets.

      (a) Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager shall immediately proceed to wind up the affairs of the Company.

      (b) If the Company is dissolved and its affairs are to be wound up, the Manager shall:

            (i) Sell or otherwise liquidate all of the Company's assets as promptly as practicable;

            (ii) Allocate any profit or loss resulting from such sales to the Members in accordance with Article 9 hereof;

            (iii) Discharge all liabilities of the Company, other than liabilities to Members, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company;

            (iv)  Discharge liabilities of the Company to Members; and

            (v) After giving effect to Section 8.2 hereof, make distributions to the Members pro rata according to their respective Capital Account balances.

      (c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has a Capital Account deficit (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any capital contribution and such Member's Capital Account deficit shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

      (d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

      (e) The Manager and the Members shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

                                   ARTICLE 15
                            DISPOSITION OF INTERESTS
                            ------------------------

15.1 No Right to Resign or Withdraw. Except as provided below, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the written consent of all remaining Members of the Company.

15.2 Transfer of Interest. No Member shall transfer, sell, give, encumber, assign, pledge or otherwise deal with or dispose of all or any part of his Interest now owned or subsequently acquired by him, other than as provided in this Agreement. Any transfer of and without full compliance with this Agreement shall be void.

15.3 Permitted Transfers. Notwithstanding the above, any Member may transfer all or any portion of his Interest at any time to any of the following (the "Permitted Transferees"):

      (a)   Other Members;

      (b)   If the Member is an individual:

            (i)   The Member's spouse;

            (ii)  The Member's children or other descendants;

            (iii) The children or other descendants of a Member's spouse;

      (c) A trustee who holds such Interest in trust for the exclusive benefit of any one or more of the Members, their spouses, children or other descendants, or children or other descendant of a Member's spouse; or

      (d)   An Affiliate of a Member.

Provided, however, that the transferee as a condition of becoming a Permitted Transferee, expressly consents in writing to be bound by all the terms and conditions of this Agreement then in effect; and provided further that no Permitted Transferee shall become a Substitute Member without compliance with the terms of Section 15.9 below.

15.4. Bona Fide Offer.

      (a) If any Member (a "Third Party Selling Member") receives a valid bona fide offer (the "Offer") from a Person who is not a Permitted Transferee to purchase all or any portion of the Third Party Selling Member's Interest, and the Third Party Selling Member desires to sell such Interest, the Third Party Selling Member may transfer such

            Interest only after first offering such Interest to the Company and the other Member as provided below. If the Third Party Selling Member desires to sell the Third Party Selling Member's Interest arising out of an Offer, the Third Party Selling Member shall deliver to the Company and the other Member a notice (an "Offer Notice") of such Offer which includes a copy of the Offer, specifying the name and address of the prospective transferee (the "Offeror"), the Interest included in the proposed transfer (the "Offered Interest"), the proposed price for such interest (the "Offering Price"), the terms of the proposed transfer (the "Offering Terms"), and the date the Offer was made (the "Offer Date").

      (b)   Within sixty (60) days following the Offer Notice specified in
            Section 15.4(a) above, the Company, by consent of the remaining Member, shall have the right to purchase all or any part of the Offered Interest at the Offering Price. The terms of the purchase shall be the Offering Terms. Notice of the Company's acceptance must be mailed or delivered to the Third Party Selling Member within such sixty (60) day period. If the Company wishes to purchase Offered Interest, the acquisition of such Interest shall be treated as a redemption of the Offered Interest.

      (c) If the Company fails to exercise all or any portion of its option to purchase the Offered Interest, the remaining Member shall have the right, for a period of fifteen (15) days after the expiration of the Company's sixty (60) day option period, to purchase the Offered Interest. The remaining Member shall have the right to purchase all or any part of the Offered Interest in proportion to their respective Interests in the Company (excluding the Selling Member's Interest), or in such proportion as they may otherwise unanimously agree. The purchase price for such Interest shall be the Offering Price. The terms of the purchase shall be the Offering Terms. Notice of the remaining Member's acceptance must be given to the Third Party Selling Member within such fifteen (15) day period.

      (d) To the extent the Company and remaining Member fail to validly exercise their respective options with respect to the Offered Interest, the Third Party Selling Member may sell such Interest not purchased by the Company and the remaining Member to the unrelated third party who made the Offer at the Offering Price and on the Offering Terms. If the Third Party Selling Member fails to transfer such Interest before the 120th day following the Offer Date, all the Interest shall again become subject to the terms and conditions of this Agreement as if such Offer had not been made.

15.5  Buy/Sell.

      (a) At any time that the Members are unable to resolve a disagreement as to any Major Decision after a period of ninety (90) days, any Member (a "Buy-Sell Offeror") may deliver a notice to the other Member (the "Buy-Sell Offeree"), making written offer to the Buy-Sell Offeree in the alternative (i) to sell all (but not less than all) of the Buy-Sell Offeror's Interest, or (ii) to purchase all (but not less than all) the Interests of the Buy-Sell Offeree (the "Buy-Sell Offer Notice"). To be effective, the Buy-Sell Offer Notice must contain both alternatives to sell or to buy. The Buy-Sell Offer Notice shall specify a single valuation for the Company which shall be used for purposes of determining the purchase price at which each alternative offer may be accepted determined in accordance with Section 15.7.

      (b) Any offer made pursuant to this Section 15.5 shall be irrevocable for a period of sixty (60) days from the date of the Buy-Sell Offer Notice. The Buy-Sell Offeree shall, at the expiration of the 60-day period, automatically be deemed to have accepted the offer of the Buy-Sell Offeror to buy the Interests in the Company of the Buy-Sell Offeree unless the Buy-Sell Offeree accepts the offer of the Buy-Sell Offeror to sell the Interest of the Buy-Sell Offeror in the Company by notifying the Buy-Sell Offeror and the Buy-Sell Offeree in writing of such acceptance before the expiration of the 60-day period. In the event the Buy-Sell Offeree elects to purchase the Interest owned by the Buy-Sell Offeror in the Company, the Buy-Sell Offeree shall purchase all, and not less than all, of the Buy-Sell Offeror's Interest in the Company.

15.6  Intentionally Omitted.

15.7  Settlement.

      (a) Deposit. The purchaser of any Interest of any Buy-Sell Offeror (the "Buyer") shall, within ten (10) days of notice of election to purchase the Selling Member's Interest, pay to such title company as shall be reasonably acceptable to the Buy-Sell Offeror, or if no such title company shall be willing or available to serve as escrow agent, then to the Buy-Sell Offeror's attorney, in escrow, a deposit in good funds of ten percent (10%) of the purchase price, which deposit shall be applied against the purchase price to be paid by the Buyer at the Closing.

      (b) Terms of Closing. The closing of the purchase of any Buy-Sell Offeror's Interest (the "Closing") shall be held within ninety (90) Business Days after satisfaction of the conditions set forth in
            Section 15.9 (the "Closing Date"), subject to the terms and conditions specified in Section 15.8 hereof.

      (c) Preferred Capital. Any Preferred Capital held by a Selling Member (whether a Buy-Sell Offeror or a Third Party Selling Member as a Preferred Capital Holder) pursuant to Section 8.2 hereof shall be repaid out of the purchase price paid to the Selling Member.

      (d) Credit Enhancement. At any time that Glimcher, GPLP or any Affiliate of either is liable, as guarantor or otherwise, with respect to any debt obligations of Sucia Scottsdale, LLC or any other Affiliate of WC, if Glimcher is the Selling Member, the Buyer shall cause Glimcher, GPLP or such Affiliate to be released of all such liability at Closing. If the Selling Member or any Affiliate of the Selling member is liable, as guarantor or otherwise, with respect to any debt obligations of the Company, the Buyer shall cause the Selling Member or such Affiliate to be released of all such liability at Closing.

15.8 Termination of Obligations. On the Closing Date, the Buyer shall assume all obligations of the Selling Member with respect to the Interest so transferred arising from and after the Closing. Upon such transfer, the Selling Member's rights and obligations under this Agreement shall terminate with respect to such transferred Interest, except as to liabilities or other items and indemnity rights and obligations of such Member under this Agreement attributable to acts or events occurring prior to the Closing Date and not then reflected on the books and records of the Company.

15.9  Escrow and Closing of Buy/Sell.

      (a) Closing Time and Location. Except as otherwise provided for in this Agreement, the Closing shall take place on the Closing Date at such time and place as the Buyer may in Buyer's reasonable discretion designate by written notice to the Seller at least fourteen (14) days prior to such date.

      (b) Required Documents. Prior to or at the Closing, Selling Member shall supply to Buyer all documents customarily required (or reasonably required by Buyer) to make a good and sufficient conveyance of the Selling Member's Interest to the Buyer, which documents shall be in form and substance reasonably satisfactory to the Buyer. All payments shall be by wire transfer of immediately available funds.

      (c) Condition Precedent to Closing. The Selling Member's Interest shall be free and clear of all encumbrances. The foregoing shall be an express condition precedent to the Closing and to the obligation of Buyer to pay the purchase price. This condition is for the sole benefit of Buyer and may be waived by Buyer in whole or in part in its sole discretion:

      (d) Closing Costs. Each party shall pay its own attorneys' fees and expenses incurred in connection with the Closing. The costs of the escrow or the Closing, including, without limitation, any escrow fee and transfer taxes arising from the transaction for the purchase of the Selling Member's Interest, shall be borne or allocated in the manner customary in the Phoenix, Arizona area and, to the extent no custom exists, shall be shared equally by Selling Member and Buyer.

      (e) Specific Performance. The person or entity enforcing this Section shall be entitled to specific performance.

15.10 Rights of Assignee or Transferee. Any transfer or assignment of an Interest set forth in this Article 15 shall be effective only to give the transferee or assignee the right to receive the share of allocations and distributions to which the Selling Member would otherwise be entitled. No transferee or assignee shall have the right to become a Substitute Member unless all of the other Members, in the exercise of their sole discretion, expressly consent thereto in writing and the assignee or transferee agrees to be bound by all the terms and conditions of this Agreement. Unless and until a transferee or assignee is admitted as a Substitute Member, the transferee or assignee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder.

                                   ARTICLE 16
                   CERTAIN STATUTORY PROVISIONS AND OVERRIDES
                   ------------------------------------------

16.1 No Meetings Required. Whenever the approval or concurrence of any Manager or Member or Members is required by this Agreement to authorize any action, transaction or decision proposed to be taken by or for the Company, no meeting shall be required in connection with any effort to obtain such approval or concurrence. In particular, without limiting the generality of the foregoing, no provisions of law relating to meetings, quorum requirements for meetings, notices of meetings, waivers of notice of meetings, and similar matters shall apply to the Company.

16.2 No Purchase of an Interest. The Company may not acquire an interest in the Company of any Member or Manager unless Approved by the Members or in connection with the redemption of a Preferred Interest.

16.3 General Statutory Override. To the extent permitted by law, the provisions of this Agreement shall govern over all provisions of the Act which would apply but for (and inconsistently with) this Agreement. For each question
      (a) with respect to which the Act provides a rule (a "default rule") but permits a limited liability company's Limited Liability Company to provide a different rule and (b) which is addressed by this Agreement, the default rule shall not apply to the Company.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS
                            ------------------------

17.1 Exhibits and Schedules. The Exhibits and Schedules attached hereto and referenced herein are hereby incorporated into this Agreement as if fully set forth herein.

17.2 Tax Matters Partner. Glimcher is hereby designated as the Company's "Tax Matters Partner," and he shall serve as such at the expense of the Company with all power and authority granted to "tax matters partners" under the Code and Regulations. Any compensation paid to the tax matters partner must be approved by all Members.

17.3 Application of Delaware Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

17.4 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

17.5 Construction. Whenever the singular form is used in this Agreement, and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

17.6 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

17.7 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

17.8 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

17.9 Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

17.10 Further Assurances. The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of the Company and this Agreement.

17.11 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person or persons, firm or corporation may in the context require.

17.12 Certification of Non-Foreign Status. In order to comply with Section 1445 of the Code and the applicable Regulations thereunder, in the event of the disposition by the Company of a United States real property interest as defined in the Code and Regulations, each Member shall provide to the Company, an affidavit stating, under penalties of perjury, (i) the Member's address, (ii) United States taxpayer identification number, and
      (iii) that the Member is not a foreign person as that term is defined in the Code and Regulations. Failure by any Member to provide such affidavit by the date of such disposition shall authorize the Managers to withhold ten percent (10%) of each such Member's allocable share of the gain realized by the Company on the disposition.

17.13 Withholding. The Company shall withhold and pay over to the Internal Revenue Service or other applicable taxing authority, all taxes or withholdings, and all interest, penalties, additions to tax, and similar liabilities in connection therewith or attributable thereto (hereinafter "Withheld Taxes") to the extent that the Managers determine that such withholding and/or payment is required by the Code or any other law, rule, or regulation, including, without limitation, Sections 1441, 1442, 1445, or 1446 of the Code. The Managers shall determine in good faith to which Member(s) such Withheld Taxes are attributable. All amounts withheld pursuant to this Section 17.13 with respect to any allocation, payment or distribution to any Member shall be treated as amounts distributed to such Member pursuant to Section 10.1 hereof for all purposes of this Agreement.

17.14 Notices. All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return receipt requested), by facsimile (original to follow) or by a recognized national overnight courier service to the addresses set forth in Article 5 hereof. Notices delivered pursuant to this Section 17.14 shall be deemed given: at the time delivered, if personally delivered; three Business Days after being deposited in the mail, if mailed; upon confirmation of successful transmission, if by facsimile; and one business day after timely delivery to the courier, if by overnight courier service. Any party may change the address to which notice is to be sent by written notice to the other party hereto in accordance with this Section 17.14.

17.15 Construction of Agreement. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Members participated equally in the drafting of the same. Further, each Member has been represented by legal counsel in connection with the drafting and negotiation of this Agreement and the other agreements referred to herein. Consequently, the Members acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

17.16 Entire Agreement; Amendment of Agreement. This Agreement represents the entire Agreement among all the Members of the Company relating to the subject matter hereof. This Agreement may be amended at any time. This Agreement may be modified or amended only by written instrument. Except as otherwise required by law, such amendment may be made only in accordance with the unanimous approval of all of the Members.

17.17 Power of Attorney. For the purposes of complying with this Agreement, the Members irrevocably appoint the Manager as their lawful attorney-in-fact (which appointment shall be a power coupled with an interest, irrevocable, and surviving the death or incapacity of the respective appointing Members), in their respective names to sign, certify under oath and acknowledge (i) the Articles of Organization under the laws of the State of Delaware, including any amendments thereto, for any of the authorized purposes of this Agreement, (ii) amendments to this Agreement solely for the purpose of the admission of an Additional Member or a Substitute Member as provided herein, (iii) a Certificate of Cancellation as provided above, and (iv) whatever other instruments may be required to effect the foregoing.

17.18 Conflicts of Interest THE MEMBERS ACKNOWLEDGE THAT THE PRINCIPALS OF MEMBER WC KIERLAND CROSSING ("WC") OWN A CONTROLLING INTEREST IN SUCIA SCOTTSDALE, LLC, THE LANDLORD ("LANDLORD") UNDER THE GROUND LEASE ENTERED INTO BY THE COMPANY, AND IN KIERLAND CROSSING RESIDENTIAL, LLC, THE JOINT DEVELOPER ("DEVELOPER") UNDER THE JOINT DEVELOPMENT AGREEMENT AND OTHER DEVELOPMENT DOCUMENTS ("DEVELOPMENT DOCUMENTS") TO BE ENTERED INTO BY THE

      COMPANY. GLIMCHER ACKNOWLEDGES THAT WC AND ITS PRINCIPALS MAY HAVE AN INHERENT CONFLICT OF INTEREST AS A MEMBER OF THE COMPANY AND AS INTERESTED PARTIES IN THE LANDLORD AND DEVELOPER. GLIMCHER ACKNOWLEDGES THAT THERE CAN BE NO ASSURANCE THAT ANY CONFLICT OF INTEREST WILL BE RESOLVED, OR THAT IF RESOLVED, IT WILL BE RESOLVED IN A MANNER FAVORABLE TO THE COMPANY OR TO THE MEMBERS OF THE COMPANY. THE MEMBERS ACKNOWLEDGE THAT NEITHER LANDLORD NOR DEVELOPER HAVE A FIDUCIARY DUTY TO THE COMPANY OR THE MEMBERS AND LANDLORD MAY MAKE DECISIONS WITH RESPECT TO THE GROUND LEASE AND DEVELOPER MAY MAKE DECISIONS WITH RESPECT TO THE DEVELOPMENT DOCUMENTS IN THEIR SOLE AND ABSOLUTE DISCRETION, SUBJECT TO THE TERMS AND CONDITIONS OF THE GROUND LEASE AND THE DEVELOPMENT DOCUMENTS (AS APPLICABLE). GLIMCHER WAIVES ANY CLAIM AGAINST WC OR ITS PRINCIPALS ARISING FROM THE EXERCISE BY LANDLORD OR DEVELOPER OF THEIR SOLE DISCRETION AS AFORESAID.

              ----------------------------------------------------

                Glimcher's Initials: _____  WC's Initials: _____

              ----------------------------------------------------

      IN WITNESS WHEREOF, the parties have executed, or caused their duly authorized representatives to execute, this Agreement to be effective as of the Effective Date.

GLIMCHER KIERLAND CROSSING, LLC
By Glimcher Properties Limited Partnership a Delaware limited partnership

     By Glimcher Properties Corporation,
     a Delaware corporation, its General Partner

          By: /s/ George A. Schmidt
             ------------------------------------------------
             George A. Schmidt, Executive Vice President

WC KIERLAND CROSSING, LLC , an Arizona limited liability company

By:  Vanguard City Home, LLC, an Arizona
     limited liability company, its Manager

     By:  ACC Homes, Inc., an Arizona
          corporation, its Manager

          By:
              ------------------------------------------------
              A. Christopher Camberlango, President

                                    EXHIBIT A
                                    ---------

                                LEGAL DESCRIPTION
                                       for
                            Limited Liability Company


Legal Description ("Property"):
-------------------------------

The following legal description and any references contained therein are based upon that certain ALTA/ACSM Land Title Survey titled Dial Center, performed by DEI Professional Services, L.L.C., dated and signed on June 22, 2000 by Jason R. Kack RLS #33315.

A portion of the northwest quarter of Section 11, Township 3 North, Range 4 East of the Gila and Salt River Base and Meridian, County, Arizona being described as follows:

COMMENCING at a brass cap in hand hole found at the northwest corner of said
Section 11, also being the point of intersection of the monumented centerlines of Greenway-Hayden Loop and Scottsdale Road, from which a brass cap in hand hole found at the intersection of the centerlines of Scottsdale Road and Butherus Road bears South 01(degree)08'00" West a distance of 1100.20 feet;

Thence South 89(degree)40'34" East, along the centerline of Greenway-Hayden Road, a distance of 65.07 feet to brass cap in hand hole and a point on a non-tangent curve, the radius point of which bears North 00(degree)19'08" East a distance of 2,000.00 feet;

Thence easterly, along the arc of said curve to the left and said centerline of Greenway-Hayden Loop, through a central angle of 16(degree)55'21", an arc distance of 590.71 feet;

Thence South l6(degree)36'13" East, a distance of 65.00 feet to a point on a line lying 65.00 feet south of and parallel to said centerline of Greenway-Hayden Loop and the TRUE POINT OF BEGINNING;

Thence continuing South 16(degree)36'13" East, a distance of 40.25 feet to a point of curvature having a radius of 150.00 feet;

Thence southerly along said curve to the right through a central angle of 17(degree)44'55", an arc distance of 46.47 feet;

Thence South 01(degree)08'42" West, a distance of 1000.15 feet to a point on a line lying 50.00 feet north of and parallel to the monumented centerline of Butherus Road;

Thence North 88(degree)51'18" West, along said line lying 50.00 feet north of and parallel to the centerline of Butherus Road, a distance of 599.92 feet to a point of curvature having a radius of 20.00 feet;

Thence northwesterly, along the arc of said curve to the right, through a central angle of 89(degree)59'18", an arc distance of 31.41 feet to a point on a line lying 65.00 feet east of and parallel to the monumented centerline of Scottsdale Road;

Thence North 01(degree)08'00" East, along said line lying 65.00 feet east of and parallel to the centerline of Scottsdale Road a distance of 946.49 feet to a point of curvature having a radius of 20.00 feet;

Thence northeasterly, along the arc of said curve to the right, through a central angle of 88(degree)40'15", an arc distance of 30.95 feet to a point on a line lying 65.00 feet south of and parallel to the centerline of Greenway-Hayden Loop and a point of reverse curvature having a radius of 2,065.00 feet;

Thence easterly, along the arc of said curve to the left and said line lying
65.00 feet south of and parallel to the centerline of Greenway-Hayden Loop, through a central angle of 16(degree)24'28", an arc distance of 591.35 feet to the TRUE POINT OF BEGINNING.

Containing 14.527 acres, more or less.

                                    EXHIBIT B
                                    ---------

                               DEVELOPMENT BUDGET
                                       for
                            Limited Liability Company

                                  See attached

                                CONCEPT ESTIMATE



                                Kierland Crossing
                               Scottsdale, Arizona



                                  Prepared by:
                               Douglas W. Campbell



                             Revised April 21, 2006
                                 March 27, 2006

                                Kierland Crossing
                                Concept Estimate
                                ----------------


Soft Costs              $     15,430,000
Hard Costs              $    194,100,000

Total                   $    209,530,000

                         Qualifications & Clarifications
                         -------------------------------

1.    Estimate based upon the following document:

       Site Plan prepared by Nelson Architect received April 19, 2006 (no date).

2. Costs based on quantities contained in Site Data Table with verbal revisions of quantities made on April 20, 2006. 31.5

3.    Retail, Restaurants, Office and Theater building costs are included.

4.    Hotel, Residential and "Live/Work" building costs are excluded.

5.    Retail which is combined with residential IS INCLUDED in this revision.

6.    All demolition/removal costs have been excluded in this revision.

7.    All structured parking is included. No change from prior estimate.

8.    All offsite costs are excluded.

9. Retail and Restaurant space delivery is based upon cold dark shells including facade/excluding storefront.

10.   Theater delivery is based on turn key, exclusive of operator-furnished
      FF&E.

11.   Retail and Restaurant tenant allowances/improvements are excluded.

12. Office costs includes building shell and core. Assumes medium level of exterior finish.

13.   Office Tenant allowances/improvements are excluded.

14.   Assumes construction start in 2 1/2 years.

15.   Assumes 4% escalation per year for hard costs for 2 1/2 years.

16. Assume Tenant Allowance of $50.00/Sf for Retail and Theater, $100/SF for Restaurants and $35.00/Sf for Office.

17.   Leasing Commissions are assumed to be 4%-5% of Lease Value

18    Data
      Site: 14.527 acres

      GLA
      Retail: 291,349 SF
      Restaurant: 63,000 SF
      Office: 268,130 SF
      Theater: 25,000 SF

      Parking: Same as previous estimate; revisions, if any, unknown.
      Surface: 162 Spaces
      Structured:  Below Ground: 2,566 spaces
                   Ground Level (Plaza): 226 spaces
                   Above Ground: 326 spaces
      Total: 3,280 spaces

                                Kierland Crossing
                                   Soft Costs
                                   ----------

Consultants: $131,800,000 @ 10%              $  13,180,000
Permits & Fees: Allow                        $   1,500,000
Pre-Development:                             $     750,000
                                             -------------------
Total Soft Costs                             $  15,430,000

                                                          Kierland Crossing
                                                             Hard Costs
                                                             ----------

       Description                      Quantity     Unit        Unit/$           Total/$                   Comments
------------------------------------------------------------------------------------------------------------------------------------
Onsite Work/Demolition: 28.61 Acres
------------------------------------------------------------------------------------------------------------------------------------
Grading                                 1,200,000     SF       $     0.75      $    900,000         29 acres (Actual 28.61 acres)
New/Relocated Utilities                     1         LS       $  500,000      $    500,000         Allowance.
Franchise Utilities                         1         LS       $  500,000      $    500,000         Allowance.
Stormwater Management                       1         LS       $  250,000      $    250,000
Entrances                                   7        Each      $  150,000      $  1,050,000
Plaza/Road Areas                         210,000      SF       $       30      $  6,300,000
Surface Parking                            162      Space      $    2,000      $    324,000
Landscaping                                 1         LS       $  500,000      $    500,000         Allowance.
Water Feature                               1        Each      $  500,000      $    500,000         On GL Plaza.
Entrance Signs                              7        Each      $  100,000      $    700,000

Subtotal                                                                       $ 11,524,000
GC's/GR's/Bonds/Insurance/Fees: 15%                                            $  1,728,600
                                                                              ------------------
Site Work Subtotal                                                             $ 13,252,600         $463,215/Acre (excluding site
                                                                                                    demolition)


------------------------------------------------------------------------------------------------------------------------------------
Structured Parking: 2,792 Spaces
------------------------------------------------------------------------------------------------------------------------------------
Below Grade                               2,792     Space      $   13,500      $ 37,692,000         Structural Concrete/B1, B2, GL
Above Grade                                326      Space      $   12,000      $  3,912,000         Pre-Cast/L2, L3

Subtotal                                                                       $ 41,604,000
GC's/GR's/Bonds/Insurance/Fees: 15%                                            $  6,240,600
                                                                              ------------------
Structured Parking Subtotal                                                    $ 47,844,600


------------------------------------------------------------------------------------------------------------------------------------
Buildings
------------------------------------------------------------------------------------------------------------------------------------
Retail                                   209,249      SF       $     100       $ 20,924,900         Excludes retail  associated with
                                                                                                    residential. Cold dark shell
                                                                                                    with facade/excluding storefront
Retail Condo                             82,100       SF       $     181       $ 14,860,100
Restaurants                              63,000       SF       $     100       $  6,300,000         Cold dark shell with facade/
                                                                                                    excluding storefront.
Office                                   268,130      SF       $     100       $ 26,813,000         Cold dark shell only.  Excludes:
                                                                                                    TI/ Allowances.
Theater                                  25,000       SF       $     125       $  3,125,000

Subtotal Buildings                                                             $ 72,023,000

------------------------------------------------------------------------------------------------------------------------------------
Leasing Commissions and Tenant Allowance
------------------------------------------------------------------------------------------------------------------------------------
Leasing Commissions                                                            $  7,485,451
Tenant Allowance                                                               $ 31,502,000

Subtotal Leasing Commissions and Tenant Allowance                              $ 38,987,451

------------------------------------------------------------------------------------------------------------------------------------

Subtotal (Cost of Work):                                                       $172,107,651
Contingency                                                                    $  9,975,717
Escalation: 2 1/2 years @ 4% YR                                                $ 11,976,685
                                                                              -----------------

                                                                               $194,060,053

Total Hard Costs                                                               $194,100,000

                                    EXHIBIT C
                                    ---------

                        CONSTRUCTION MANAGEMENT AGREEMENT
                                       for
                            Limited Liability Company

                                    EXHIBIT D
                                    ---------

                              MANAGEMENT AGREEMENT
                                       for
                            Limited Liability Company

                                    EXHIBIT E

                         SCHEDULE OF QUALIFIED MANAGERS
                         ------------------------------

1.   Alvin J. Wolff Management Company

2.   The Macerich Company

3.   Simon Property Group, L.P.

4.   General Growth Properties, Inc.

5.   Jones Lang LaSalle Incorporated

                                    EXHIBIT F
                                    ---------

                           PURCHASE AND SALE AGREEMENT

                                    EXHIBIT G

                                DEVELOPMENT PLAN



                                 (See attached)

                                PRELIMINARY DRAFT

Kierland Crossing
Lifestyle Center
Scottsdale, AZ

------------------------------------------------------------------------------------------------------
Project Summary to the Venture
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
Initial Projected Stabilized NOI (After Debt)*                            $   3,969,121      $   6.00
Initial Projected Stabilized NOI (Before Debt)*                           $  16,166,486      $  24.44

Projected Investment (Levered)                                            $  42,383,716      $  64.07
Projected Investment (Unlevered)                                          $ 211,918,579      $ 320.37

Projected IRR (8 year hold)                                                      14.62%

Initial Cash on Cash Return (Levered)                                             9.36%
Initial Cash on Cash Return - Total Const. Costs w/o carry (Unlevered)            7.63%
Initial Cash on Cash Return - Total Const. Costs w/ carry (Unlevered)             6.75%
------------------------------------------------------------------------------------------------------
* Includes Annual Ground Lease Payments

Assumptions
-----------
     o    Retail 223,249 SF.
          o    $45/SF for Rent.
          o    $100/SF for cold dark shell.
          o    $50 for TI's.
     o    Retail 82,100 SF.
          o    $45/SF for Rent.
          o    $181/SF for warm dark shell.
          o    $50 for TI's.
     o    Office 268,130 SF.
          o    $25/SF NNN for Rent.
          o    $100/SF for cold dark shell.
          o    $35 for TI's.
     o    Restaurant 63,000 SF.
          o    $45/SF for Rent.
          o    $100/SF for cold dark shell.
          o    $100 for TI's.
     o    Theater 25,000 SF.
          o    $45/SF for Rent.
          o    $125/SF for cold dark shell.
          o    $50 for TI's.
     o Rent for Small shops, major retail, restaurants, and theater are shown as a blended rate of $45/SF.
     o    $463,215/acre for site work.
     o    Initial Annual ground lease expense of $5.3 million.
          o    Four years prepaid.
          o Annual rent bumps of 1.5% years 2-10, 1.75% years 11-15, and 1.875% years 16-20, and 2% thereafter.
     o    80% LTV construction loan @ 200bp over LIBOR (7.13%).
     o    68% LTV @ 6.5%, 30 yr amortization at stabilization.
     o    Average Term of 8 years used for Initial Retail Leasing Commission.
     o    Cost Escalation of 4% over 2.5 years included ($11.9 million).
     o    Contingency of 5% ($10 million) of construction costs.
     o    3% annual growth in minimum base rent.
     o    Vacancy Rate of 5% of revenue.
     o    Recoveries and CAM recovered at 90%.
     o    Exit cap rate for IRR calculation 7.00%.

               KIERLAND CROSSING PRELIMINARY CONSTRUCTION SCHEDULE
               ---------------------------------------------------


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